SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
__________________________________________

Pursuant to Section 13 or 15 (d) of
The Securities Exchange Act of 1934

April 22, 2003
Date of report (date of earliest event reported)

    FOREST LABORATORIES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1-5438 (Commission File Number)	11-1798614 (I.R.S. Employer Identification Number)

909 Third Avenue New York, New York (Address of principal executive offices)		10022-4731 (Zip code)

(212) 421-7850
(Registrant's telephone number, including area code)

Item 9. Regulation FD Disclosure

On April 22, 2003, the Registrant issued a press release announcing its results of operations for the fiscal year ended March 31, 2003. A copy of the press release is included with this report as Exhibit 99(1). This item is reported in accordance with Item 12 of Form 8-K "Results of Operations and Financial Condition".

Item 7. Financial Statements, Pro-Forma Financial Information and Exhibits

(c) Exhibit 99(1). Press release of Forest Laboratories, Inc. dated April 22, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: April 22, 2003

Forest Laboratories, Inc.
(Registrant)

/s/ John E. Eggers
John E. Eggers
Vice President - Finance and
Chief Financial Officer

Exhibit 99(1)

                                                                                                                 Company Contact:
                                                                                                                 CHARLES E. TRIANO
                                                                                                                 Vice President-Investor Relations
                                                                                                                 Forest Laboratories, Inc
                                                                                                                 909 Third Avenue
                                                                                                                 New York, NY 10022
                                                                                                                 (212) 224-6714

FOREST LABORATORIES REPORTS RECORD

FISCAL FOURTH QUARTER AND FULL YEAR RESULTS

NEW YORK, April 22, 2003 ---- Forest Laboratories, Inc. (NYSE: FRX), an international pharmaceutical manufacturer and marketer, today reported record revenues and earnings for its fiscal fourth quarter and twelve months ended March 31, 2003.

Fourth Quarter Results

Net sales for the quarter increased 42% to $621,114,000 from $436,751,000 in the prior year. Sales in the quarter included $484,933,000 for Forest's antidepressant franchise which was comprised of $342,939,000 of Celexa™ (citalopram HBr), a selective serotonin reuptake inhibitor (SSRI) and $141,994,000 of Lexapro™ (escitalopram oxalate), Forest's recently introduced SSRI. Antidepressant sales in last year's fourth quarter were $313,128,000.

Net income in the current quarter increased 87% to $180,737,000 from $96,553,000 reported in the fourth quarter of the prior year. Selling, general and administrative expenses increased 21% to $198,449,000, while research and development spending increased 13% to $51,412,000 during the quarter. Diluted earnings per share equaled $.48 in the current quarter as compared to $.26 in last year's fourth quarter.

Twelve Months Results

Net sales for the fiscal year ended March 31, 2003 increased to $2,206,706,000, a 41% increase over reported sales for fiscal year 2002 of $1,566,626,000. For the fiscal year, total antidepressant franchise sales were $1,696,709,000 which was comprised of $1,451,979,000 of Celexa and $244,730,000 of Lexapro.

Net income for the twelve months ended March 31, 2003 increased 84% to $621,988,000 from net income of $337,954,000 reported in the prior year. Selling, general and administrative expenses increased 19% to $715,432,000, while research and development spending increased 30% to $204,883,000 during the year.

Diluted earnings per share for fiscal 2003 equaled $1.66 compared to diluted earnings per share of $.91 in fiscal 2002.

Howard Solomon, Chairman and Chief Executive Officer of Forest, said: "Our significant growth in earnings this past fiscal year was based principally on increased sales of our highly successful antidepressant products - Celexa and Lexapro. Those products currently account for a higher and growing percentage of new prescriptions for SSRIs than any other products in the category. We expect further growth principally in Lexapro, which we anticipate will be augmented by approval of Lexapro for Generalized Anxiety Disorder in the current fiscal year. We are also anticipating that the approval of Aerospan for asthma may occur this year and that the approval of memantine for the treatment of moderate to severe Alzheimer's may occur early next fiscal year. We are therefore increasing our salesforce this year as well as our research and development budgets to further support our existing products and their expanded indications and our current products in development, as well as to enable us to undertake new projects.

"At this time, we expect that our projected investment combined with the anticipated continuation of overall market share gains for our antidepressant products is likely to result in earnings per share growth for the fiscal year ending March 31, 2004 of at least 20%."

Forest will host a conference call at 11:00 AM EDT today to discuss the results. The conference call will be webcast live beginning at 11:00AM EDT on the Company's website at "www.frx.com" and also on the website "www.streetevents.com". Please log on to either website at least fifteen minutes prior to the conference call as it may be necessary to download software to access the call. A replay of the conference call will be available until April 30, 2003 at both websites and also by dialing 1 800 642 1687 (US investors) or +1 706 645 9291 (international investors) passcode 9879174.

Except for historical information contained herein, this release contains forward-looking statements that involve risks and uncertainties that affect our business, including risk factors listed from time to time in the Company's SEC reports, including the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2002 and subsequent quarterly reports on Form 10-Q. Actual results may differ from those projected.

* * * * *

FOREST LABORATORIES, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(In thousands, except per share amounts)	Three Months Ended March 31,		Twelve Months Ended March 31,
	2003	2002	2003	2002
Revenues:
Net sales	$621,114	$436,751	$2,206,706	$1,566,626
Other income	7,397	9,572	39,100	35,198
Net revenues	628,511	446,323	2,245,806	1,601,824

Costs and expenses: Cost of goods sold	140,053	103,228	504,922	371,061
Selling, general and administrative	198,449	164,585	715,432	602,791
Research and development	51,412	45,384	204,883	157,794
	389,914	313,197	1,425,237	1,131,646

Income before income taxes	238,597	133,126	820,569	470,178

Income tax expense	57,860	36,573	198,581	132,224

Net income	$180,737	$ 96,553	$ 621,988	$ 337,954
	=======	=======	========	========
Net income per share:

Basic	$ .50	$ .27	$1.72	$0.95
	====	====	====	====
Diluted	$ .48	$ .26	$1.66	$0.91
	====	====	====	====
Weighted average number of shares outstanding:

Basic	363,089	357,406	360,874	355,390
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Diluted	376,135	371,774	373,702	370,484
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